Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces Second Quarter
Earnings Following Twenty-First Distribution Increase
Whippany, New Jersey, May 7, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 28, 2009. Net income increased $20.4 million, or 21.6%, to $114.9 million, or $3.50 per Common Unit in the second quarter of fiscal 2009, compared to $94.5 million, or $2.89 per Common Unit, in the prior year second quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2009 amounted to $132.3 million, an increase of $20.8 million, or 18.7%, compared to $111.5 million in the prior year second quarter.
The positive momentum from the first quarter of fiscal 2009 carried into the second quarter despite the continued challenges of the recession as operating margins improved in the second quarter of fiscal 2009 compared to the prior year second quarter as a result of a lower commodity price environment. Sales volumes in the propane and refined fuels segments continued to be negatively affected by the adverse economic conditions but benefited to an extent from normal winter temperatures throughout most of the Partnership’s service territories. Adjusted EBITDA of $142.0 million for the second quarter of fiscal 2009 improved $28.2 million, or 24.8%, compared to Adjusted EBITDA in the prior year second quarter of $113.8 million. With the increased level of earnings during the first half of fiscal 2009 compared to the first half of the prior year, coupled with lower working capital requirements from the generally lower commodity price environment, the Partnership ended the second quarter of fiscal 2009 with $235.5 million of cash on hand.
In announcing the second quarter results, Chief Executive Officer Mark A. Alexander said, “We are extremely pleased with these outstanding results. Despite the weak economy and challenging business environment, we delivered increased value to our Unitholders with 25% year-over-year growth in Adjusted EBITDA, more than 5% year-over-year growth in distributions and ending the quarter with more than $235 million of cash on the balance sheet.”
The Partnership’s President, Michael J. Dunn, Jr. added, “As we have seen throughout this prolonged recession, the Partnership is well equipped to handle the many challenges facing our industry thanks to our efficient operating platform, flexible cost structure and strong balance sheet. Based on these results and our financial strength, we are pleased to pass along our 12th consecutive quarterly distribution increase to our valued Unitholders.”

Retail propane gallons sold in the second quarter of fiscal 2009 decreased 11.8 million gallons, or 8.1%, to 134.5 million gallons compared to 146.3 million gallons in the prior year second quarter. Sales of fuel oil and other refined fuels decreased 7.3 million gallons, or 23.2%, to 24.1 million gallons during the second quarter of fiscal 2009 compared to 31.4 million gallons in the prior year second quarter. Overall, temperatures across the Partnership’s service territories were at normal levels for the second quarter of fiscal 2009 and 5% colder than the prior year second quarter. The favorable volume impact from the colder average temperatures was more than offset by declines in commercial and industrial volumes resulting from the recession and, to a lesser extent, continued customer conservation.
Revenues of $445.2 million decreased $141.9 million, or 24.2%, compared to the prior year second quarter, primarily as a result of a decline in average selling prices associated with lower commodity prices and, to a lesser extent, lower sales volumes. Average posted prices for propane and fuel oil were 53.9% and 50.9% lower, respectively, compared to the prior year second quarter. Cost of products sold decreased $172.5 million, or 45.3%, to $208.3 million in the second quarter of fiscal 2009 compared to $380.8 million in the prior year second quarter. Cost of products sold in the second quarter of fiscal 2009 included a $9.7 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $2.3 million unrealized (non-cash) loss in the prior year second quarter.
Combined operating and general and administrative expenses of $104.6 million for the second quarter of fiscal 2009 were $9.8 million, or 10.3%, higher than the prior year second quarter, primarily due to higher variable compensation attributable to higher earnings, partially offset by continued savings in payroll and vehicles expenses. Once again, the Partnership did not borrow any amounts under its working capital facility and has not utilized the facility in over three years.
On April 23, 2009, the Partnership announced that its Board of Supervisors declared the twenty-first increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.810 to $0.815 per Common Unit for the three months ended March 28, 2009. On an annualized basis, this increased distribution rate equates to $3.26 per Common Unit, an increase of $0.02 per Common Unit from the previous distribution rate, and an increase of 5.2% compared to the second quarter of fiscal 2008. The $0.815 per Common Unit distribution will be paid on May 12, 2009 to Common Unitholders of record as of May 5, 2009.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them; and

•	The impact of current conditions in the global capital and credit markets, and general economic pressures.
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2008 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended March 28, 2009 and March 29, 2008
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Revenues
Propane	$336,913	$422,376	$610,821	$729,701
Fuel oil and refined fuels	65,138	114,312	119,329	192,347
Natural gas and electricity	32,093	38,203	54,374	62,186
Services	10,251	11,096	22,253	25,568
All other	830	1,110	1,763	2,404

	445,225	587,097	808,540	1,012,206

Costs and expenses
Cost of products sold	208,259	380,757	382,489	658,472
Operating	86,848	79,697	163,911	159,040
General and administrative	17,793	15,161	32,563	24,364
Depreciation and amortization	7,131	7,107	14,154	14,166

	320,031	482,722	593,117	856,042

Income before interest expense and provision for income taxes	125,194	104,375	215,423	156,164
Interest expense, net	9,442	9,418	18,845	17,806

Income before provision for income taxes	115,752	94,957	196,578	138,358
Provision for income taxes	886	434	1,024	2,113

Income from continuing operations	114,866	94,523	195,554	136,245

Discontinued operations:
Gain on disposal of discontinued operations	—	—	—	43,707

Net income	$114,866	$94,523	$195,554	$179,952

Income from continuing operations per Common Unit — basic	$3.50	$2.89	$5.96	$4.16
Discontinued operations	—	—	—	1.34

Net income per Common Unit — basic	$3.50	$2.89	$5.96	$5.50

Weighted average number of Common Units outstanding — basic	32,847	32,725	32,832	32,716

Income from continuing operations per Common Unit — diluted	$3.48	$2.87	$5.93	$4.14
Discontinued operations	—	—	—	1.33

Net income per Common Unit — diluted	$3.48	$2.87	$5.93	$5.47

Weighted average number of Common Units outstanding — diluted	33,051	32,959	32,996	32,926

Supplemental Information:
EBITDA (a)	$132,325	$111,482	$229,577	$214,037
Adjusted EBITDA (a)	$142,015	$113,817	$224,261	$219,055
Retail gallons sold:
Propane	134,512	146,252	233,559	258,189
Refined fuels	24,125	31,435	40,841	55,029
Capital expenditures:
Maintenance	$2,029	$3,033	$3,658	$5,144
Growth	$1,849	$1,465	$4,665	$5,940
(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Net income	$114,866	$94,523	$195,554	$179,952
Add:
Provision for income taxes — current and deferred	886	434	1,024	2,113
Interest expense, net	9,442	9,418	18,845	17,806
Depreciation and amortization	7,131	7,107	14,154	14,166

EBITDA	132,325	111,482	229,577	214,037
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	9,690	2,335	(5,316)	5,018

Adjusted EBITDA	142,015	113,817	224,261	219,055
Add / (subtract):
Provision for income taxes — current	(426)	(190)	(564)	(592)
Interest expense, net	(9,442)	(9,418)	(18,845)	(17,806)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	(9,690)	(2,335)	5,316	(5,018)
Compensation cost recognized under Restricted Unit Plan	672	753	1,241	686
Gain on disposal of property, plant and equipment, net	(393)	(283)	(623)	(1,712)
Gain on disposal of discontinued operations	—	—	—	(43,707)
Changes in working capital and other assets and liabilities	11,212	(52,004)	(51,834)	(142,519)

Net cash provided by operating activities	$133,948	$50,340	$158,952	$8,387

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.